Exhibit 10.8

API ADDENDUM

This API Addendum dated March 25, 2013 (“Addendum”) is by and between Travelport, LP, Travelport Global Distribution System, BV (collectively, “Travelport”) and Orbitz Worldwide, LLC (“Subscriber”).

WHEREAS, Travelport and Subscriber are parties to a Subscriber Services Agreement dated July 23, 2007, as previously amended (“Agreement”).

WHEREAS, Subscriber wishes to obtain for, and Travelport wishes to provide to, the applicable Orbitz Domestic Agencies (each, a “Licensee” and collectively, “Licensees”), a license to use the Travelport uAPI on the terms and conditions in this Addendum and in the Agreement for the purpose of satisfying the 5% requirement (of searches for the OWW Domestic Consumer Websites) in Section 3(a) of the Agreement Relating to ITA, Ebookers and Supplier Link, entered into among the parties hereto and dated February 1, 2011 (the “Purpose”).

1. Definitions

Except as otherwise specified in this Addendum, capitalized terms in this Addendum will have the same meanings as used in the Agreement. In this Addendum, the below terms will have the following meanings:

“Addendum Effective Date” means the date set forth in the preamble of this Addendum.

“API Documentation” means the online materials provided or made available to Subscriber that describe the use, operation, maintenance, and/or design of the uAPI.

“Authorized Application” has the meaning set forth in Attachment 1 (such Attachment being incorporated by references into this Addendum).

“Licensed API” has the meaning set forth in Section 3.

“uAPI” or “Universal API” means the application programming interface and connectivity tools that enables Subscriber to access, shop and book travel from multiple sources using the Authorized Application and which is marketed as the Travelport Universal API™ as such product may be modified during the term of and in accordance with this Addendum.

“uAPI Segment” means a reservation that is made directly via the uAPI to access content in the Travelport GDS. Travelport will determine the number of uAPI Segments from its books and records, subject to Subscriber’s audit rights detailed in Section 15 of the Agreement.

2. Term

This Addendum is effective on the Addendum Effective Date and will continue for a term ending on the termination or expiration of the Agreement, unless earlier terminated as set forth herein (the “Term”).

3. Grant of Rights

A. Travelport hereby grants to Licensees for the Term a limited, non-exclusive, non-transferable, non-assignable, license to access, use, perform and display the uAPI with the Authorized Application (the “Licensed API”) for the Purpose, and to sublicense the foregoing rights to use, perform and display solely for the Purpose but only to those third party developers whom a Licensee has previously used and who first agree to be bound by those Licensee Responsibilities (Section 5) herein which by their nature would be applicable to such third party developers when taken in context. The rights granted above are limited to the Licensed API and they may not be sublicensed except as expressly permitted in this Addendum without the prior consent of Travelport.

B. Subscriber acknowledges that, as between the parties, all rights and title in the Licensed API, and in the intellectual property rights in the Licensed API,

and all API Documentation, regardless of media or format, whether registered or unregistered, anywhere in the world, belong, and will belong, to Travelport, its affiliate or subsidiary companies, or its licensors, as the case may be. Subscriber has no rights in or to the intellectual property rights in the Licensed API, and any API Documentation other than as expressly provided in this Addendum or as otherwise expressly agreed in writing between Travelport and a Licensee. Travelport acknowledges on behalf of itself and its affiliates that, as between the parties, all rights and title in the interface used by the Licensees to access and use the Licensed API and in the intellectual property rights in such interface and any related documentation, regardless of media or format, whether registered or unregistered, anywhere in the world (collectively, the “Licensees’ IP”), belong, and will belong, to Subscriber, its affiliate or subsidiary companies, or its licensors, as the case may be. Travelport has no rights in or to the intellectual property rights in the Licensees’ IP other than as expressly provided in this Addendum or as otherwise expressly agreed in writing between Travelport and a Licensee.

4. Travelport Responsibilities

A. Travelport will provide standard help desk support to Licensees for the Licensed API at no additional cost; provided, however, a Licensee may utilize a third party developer approved by Travelport, to provide support to Licensee rather than Travelport. Travelport reserves the right to provide the above support relating to the Licensed API via online tutorials, online messaging, or via remote access.

B. Travelport reserves the right to limit and/or interrupt access to the Licensed API by a Licensee in order to carry out scheduled maintenance or unscheduled work or to modify or update the Licensed API provided, however, that no Licensee is impacted by downtime, latencies or malfunctions associated therewith disproportionately to other licensees of the Travelport uAPI. Travelport will use commercially reasonable efforts to provide a minimum of 24 hours prior written notice of scheduled maintenance, modification or updates to the Licensed API and shall use its commercially reasonable efforts to reduce any downtime associated therewith and with any unscheduled work.

C. Travelport reserves the right to update or upgrade the Licensed API using automatic updating technology provided it complies with the terms of this Addendum, including without limitation the terms set forth in Article 6 below.

D. Travelport does not warrant that the Licensed API will work in combination with any hardware or software products or services provided by third parties or meet Licensees’ unique requirements. For any third-party hardware or software listed in the API Documentation as being compatible, Travelport will undertake commercially reasonable efforts to provide compatibility, except where the non-compatibility is caused by a defect in the third party’s product or service or from use of the Licensed API not in accordance with such API Documentation.

E. Travelport and Subscriber will meet periodically to discuss system capacity to support Licensees’ volumes including during peak usage.

5. Licensee Responsibilities

A. Licensees may use the Licensed API only for the Purpose. Licensees may cache data accessed through use of the Licensed API and will not, without Travelport’s prior written consent and except as otherwise set forth in this Addendum allow any third party to have access to the Licensed API, or transfer or redistribute to any third party any data, or copy of any data, accessed through use of the Licensed API. Should Travelport permit a Licensee to allow a third party developer not otherwise authorized herein to access and use the Licensed API on Licensee’s behalf, Subscriber waives the right to assert any claim against Travelport related to such third party’s access and will indemnify and hold Travelport harmless from all liabilities, costs and expenses (including reasonable attorneys’ fees) resulting from or related to such third party developer’s access and use of the Licensed API. Travelport may withdraw its authorization to allow a third party developer’s access to a Licensee’s Licensed API credentials upon 90 days’ prior written notice to Subscriber.

B. Subscriber acknowledges that Travelport has the right to evaluate each website and/or application at any time to certify that it conforms to Travelport’s requirements with respect to the impact on the Travelport GDS. If Subscriber makes material

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modifications to the Authorized Application, then Travelport will have the right to re-perform its certification tests.

C. Subscriber on behalf of itself and the other Licensees represents that it is authorized to make reservations and book the content of those travel suppliers available via the uAPI. Travelport has the right to evaluate Licensees’ credentials to book various travel suppliers and refuse access to a Licensee should a Licensee’s credentials not be validated.

D. Licensee will maintain the minimum hardware and software requirements specified by Travelport in the API Documentation.

E. Each Licensee is responsible for training its employees on how to use the Licensed API.

F. Each Licensee will enable its systems to receive automatic updates to the Licensed API. For updates that do not occur automatically, Subscriber will use commercially reasonable efforts to install and implement new releases of the Licensed API within 90 days of Subscriber’s receipt of the update and will discontinue use of the superseded release within 90 days of such implementation.

G. Each Licensee will take reasonable precautions to prevent any unauthorized use of the Licensed API. Each Licensee will prohibit each of its employees from sharing their log-on credentials with any other person.

H. For purposes of facilitating Travelport’s system capacity planning, Subscriber will use reasonable business efforts to provide to Travelport a prior written notice of any event that may have a Material Increase on the number of uAPI messages made by Subscriber through the Licensed API , including, but not limited to, new code or changes to existing code launched by Subscriber, Subscriber’s entrance into new markets, or Subscriber’s advertising/marketing campaigns. As used immediately above, “Material Increase” means an increase in volume such that the 5% threshold referred to in the Purpose definition (the “5% Threshold”) is exceeded by 20% or more. If Subscriber fails to use reasonable business efforts to provide such prior written notice to Travelport and as a result, Travelport does not have sufficient capacity to process uAPI messages generated by Subscriber, Travelport may, subject to Section 4(E) above, (i) throttle Subscriber’s volume to a manageable level (but in no event less than the 5% Threshold until Travelport resolves any system capacity issues, or if (i) is not possible, then (ii) upgrade Subscriber from its current version of the Licensed API to a premium version, if available, subject to Travelport’s then current standard fees and charges for such version and only for so long as is necessary to support the increased volumes produced by Subscriber.

6. Modifications and Additions

Travelport may update, upgrade, enhance or modify the Licensed API at its discretion at any time provided it gives Subscriber reasonable advance notice (which shall mean a minimum of 30-days’ notice) and that any such updates, upgrades, enhancements or modifications will not cause any Licensee to incur substantial expenses in upgrading to same. Notwithstanding any other provision in this Addendum, any new version, update, upgrade, release or the like to the Licensed API (each, a “New Release”) will be backward compatible such that a Licensee may continue to use the Licensed API subject to the terms in this Addendum including without limitation without upgrading to a New Release for at least one year after the rollout of the New Release. Travelport may migrate a Licensee to new Licensed APIs used by Travelport provided the parties first agree in writing upon the new Licensed APIs and timing of such migration. Travelport will ensure that any updates, upgrades, enhancements or modifications will not materially adversely affect any Licensee and, in addition to any other rights or remedies a Licensee may have under the Agreement, at law or in equity, Travelport shall, and shall permit each Licensee to, promptly roll back to the prior version and implement such other measures as may be necessary to avoid any material adverse effect, Travelport remaining subject at all times to the terms of this Addendum.

7. Payment Terms

A. In consideration for the services supplied and rights granted by Travelport hereunder, Subscriber will pay Travelport the PNR Fees set forth on Attachment 1.

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B. Subscriber will provide Travelport with the number of monthly PNRs that were booked using ePricing for the prior month and PNR Fees will be settled during the monthly reconciliation process.

8. Relationship to the Agreement

A. This Addendum amends and supplements the Agreement. Except as expressly modified in this Addendum, all other provisions of the Agreement will remain in full force and effect and will apply to the Licensed API in accordance with their terms.

B. In the event of a conflict between this Addendum and the Agreement with respect to the subject matter of this Addendum, this Addendum will control.

9. No Precedent

Subscriber and Travelport each acknowledge that the terms and conditions relating to the uAPI in this Addendum have no relationship to the terms and conditions that have been or may be agreed upon between Subscriber and Travelport for Subscriber’s use of e-Pricing in other contexts and may not be used as precedent for negotiations in future uAPI and/or e-Pricing business arrangements that the parties may wish to pursue. Further, Subscriber and Travelport each acknowledge that a Licensee’s use of e-Pricing as set forth in this Addendum does not indicate that e-Pricing demonstrates functionality substantially equivalent to or better than ITA’s fare shopping tool or otherwise suggest that e-Pricing meets any functional parity provisions in the Agreement.

10. Right to Audit

Travelport shall have the right to audit Subscriber’s books and records in accordance with Section 15 of the Agreement in order to confirm the number of PNRs and the PNR Fees as defined in Attachment 1 to this Addendum.

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IN WITNESS WHEREOF, the parties have executed this Addendum by their duly authorized representatives.

Orbitz Worldwide LLC	Travelport, LP: By: Travelport Holdings, LLC, as General Partner

Signature:	Signature:

Print Name:	Print Name:

Title:	Title:

Date:	Date:

Travelport Global Distribution System, BV

Signature:

Print Name:

Title:

Date:

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ATTACHMENT 1

LICENSED API, AUTHORIZED APPLICATION, AND FEES

Licensed API. Subscriber elects for itself and the other Licensees to use the following Licensed API(s): (only checked items apply)

☒	Universal API
☐	Web Services
☐	XML Pro Premium
☐	XML Pro Standard
☐	XML Pro Limited

Authorized Application

The applicable Licensed API is licensed to Licensees for use with the web site(s) and/or application(s) listed below that have been authorized by Travelport (“Authorized Application”):

Licensed API: Universal API	Web Site(s): Orbitz CTIX

Application(s):	☐ business-to-business ☒ business-to-consumer ☐ business-to-tour/travel agency ☐ other:
Purpose of Application:	Per the Purpose of this Addendum

PNR Fees	Subscriber will pay Travelport a $0.43 per passenger name record (“PNR”) fee (“PNR Fee”) for each PNR created by Subscriber using e-Pricing in accordance with Sections 3(b) of the Agreement Relating to ITA, Ebookers and Supplier Link dated February 1, 2011 between Travelport, LP and Orbitz Worldwide, LLC as such obligation is clarified below. For the avoidance of doubt and notwithstanding any provision in the Agreement or this Addendum, Subscriber will only be obligated to pay a PNR Fee based on the number of ticketed (regardless of whether subsequently cancelled), or changed and re-ticketed PNRs generated by Subscriber. Before Subscriber begins to use e-Pricing in connection with more than the 5% Threshold, Subscriber and Travelport shall meet to discuss the development of a tracking tool to track the number of PNRs that use e-Pricing (“Tracking Tool”), with the goal being that once a Tracking Tool is developed and implemented, Subscriber shall pay the PNR Fee on a per PNR basis based on each PNR generated as a result of that customer’s actual use of ePricing. This would mean, for example, that if an Orbitz customer’s use of ePricing results in that customer attempting to book a flight (which generates a PNR) but the booking fails and the customer attempts again and is successful (meaning another PNR is generated) but the customer did not have to use ePricing again to complete the successful booking, then, because the customer only used ePricing once, Orbitz would pay a total of one PNR Fee, even though two PNRs were generated.

Travelport and Subscriber will review message activity 3 months after implementation of the uAPI (“Review Period”) and will negotiate allowed message thresholds and excess message fees. Travelport will offer thresholds and fees that are consistent with those thresholds and fees it has generally offered to its other subscribers. Subject to the requirement in the preceding sentence, if the parties do not agree upon allowed message thresholds and excess message fees within 30 days following the Review Period, either party may terminate this API Addendum upon 30 days prior written notice.

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